FORM 8-K

EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

October 22, 2003

FOR RELEASE:  Immediately

CTS REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.17,
INCLUDING TAX BENEFIT AND ASSET IMPAIRMENT CHARGE

Elkhart, IN…CTS Corporation (NYSE:CTS) today announced third quarter net earnings of $6.1 million, or $0.17 per share. The third quarter results included a favorable income tax adjustment of $7.9 million, or $0.22 per share, and an asset impairment charge of $3.4 million after-tax, or $0.10 per share.

Excluding the impact of the tax adjustment and asset impairment charge, adjusted earnings for the quarter were $1.6 million, or $0.05 per share. Revenues for the quarter were $108.5 million, reflecting an $8.2 million decrease from the prior quarter, due primarily to the seasonal impact in the automotive markets and softness in the higher-end computer equipment markets.

Revenues were slightly lower than the $110.9 million reported for third quarter of 2002. However, excluding the revenue impact of previously announced end-of-life products, this year´s third quarter revenue was up approximately 3% over last year´s third quarter.

“Though we have not yet seen any clear upturn in our served markets, we are pleased with the success of our growth initiatives,” commented Donald Schwanz, CTS Chairman and Chief Executive Officer. “We continue to win new automotive platform positions that will drive future revenue growth and we are capturing share in communications infrastructure markets with our precision frequency products,” added Schwanz.

The Company indicated that it expects fourth quarter revenues to increase 10% - 15% over the third quarter and fourth quarter 2003 earnings per share to be in the $0.07 to $0.09 range.

General Comments:

•	Automotive sales into Asia grew to $2.5 million in the third quarter. Year-to-date automotive sales into Asia are up 30% over the first nine months of 2002. The Company is in the process of expanding its Dongguan, China factory and expects to begin production of automotive products in that location in the first quarter of 2004. Products manufactured there will serve both China and Japan.

•	Production of the Company´s new Belt Tension Sensor began during the quarter for 2004 model year vehicles. Though production rates are low this year, sales are expected to ramp to about $10 million in 2004.

•	Third quarter gross margin was 21.8% of sales, up slightly over the second quarter´s 21.0%.

•	During the quarter, the Company recorded a $4.6 million pretax, $3.4 million after-tax, impairment charge to reduce the carrying value of certain equipment resulting primarily from previously announced end-of-life products, idle and equipment held for sale.

•	The quarter net income benefited from a favorable income tax adjustment of $7.9 million resulting from the reversal of reserves that were no longer required as a result of the expiration of statutory deadlines.

•	Free cash flow, defined as operating cash flow net of all investing activities, was $7.0 million for the third quarter and $13.2 million for year-to-date 2003.

•	Total debt decreased to $81.0 million, down $4.3 million from the prior quarter and down $14.4 million from 2002 year end. The debt to capitalization ratio was 22%.

•	During the quarter, the Company paid a dividend of $0.03 per share. The Company has paid dividends every year since 1930.

THIRD QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	Third Quarter 2003		Third Quarter 2002		Second Quarter 2003
				Segment
		Segment		Operating		Segment
	Net	Operating	Net	Earnings/	Net	Operating
	Sales	Earnings*	Sales	(Loss)**	Sales	Earnings

Components & Sensors	$61.5	$1.5	$68.7	$(0.4)	$64.0	$1.8
Electronics Manufacturing Services (EMS)	47.0	2.4	42.2	2.4	52.7	2.7

Total	$108.5	$3.9	$110.9	$2.0	$116.7	$4.5

*	Excludes asset impairments of $4.6 million.
**	Excludes restructuring, asset impairment and related one-time charges of $18.4 million.

Components & Sensors:   Components and sensors sales decreased by $7.3 million, or 11%, from the third quarter of 2002 as a result of lower sales for cell phone components announced as “end of life” in the third quarter of 2002, and from the general softness in end-product demand in some served markets. Improved product mix, cost reductions and increased efficiencies resulted in segment operating earnings improvement.

Third quarter segment sales decreased by $2.5 million or 4% from the second quarter of 2003, driven primarily by unfavorable seasonal factors for automotive sensors. The lower sales caused the decrease in segment operating earnings.

EMS:   EMS sales increased by $4.9 million, or 12% from the third quarter of last year, primarily as a result of higher volumes in the communications infrastructure end markets. The impact of the higher sales was offset by the less favorable product mix, resulting in approximately the same level of segment operating earnings as the third quarter of 2002.

The third quarter 2003 EMS sales decreased by $5.7 million, or 11% from the prior 2003 quarter, due to lower computer end-market demand for high-end storage systems, and resulting in lower segment operating earnings.

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Statements about the Company’s earnings outlook and its plans, estimates and beliefs concerning the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations.  Actual results may differ materially from those reflected in the forward-looking statements due to a variety of factors which could affect the Company’s operating results, liquidity and financial condition. We undertake no obligation to publicly update or revise any forward-looking statement.  Factors that could impact future results include among others:   the general market conditions in the automotive, computer and communications markets, and in the overall worldwide economies; reliance on key customers; the Company’s capabilities to implement measures to improve its financial condition and flexibility; the Company’s successful execution of its ongoing cost-reduction plans; pricing pressures and demand for the Company’s products, especially if economic conditions worsen or do not recover in the key markets; changes in the liability insurance markets which might impact the Company’s capability to obtain appropriate levels of insurance coverage; the effect of major health concerns such as Severe Acute Respiratory Syndrome (SARS) on our employees, customers and suppliers; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks.  Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

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CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products and services for the automotive, computer and communications markets.  We manufacture products in North America, Europe and Asia. Our network of direct sales personnel, independent manufacturers’ representatives and electronic distributors provides worldwide sales coverage.  Our stock is traded on the NYSE under the ticker symbol “CTS.”  To find out more, visit our Web site at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended

	September 28, 2003		September 29, 2002	September 28, 2003		September 29, 2002

Net sales	$108,496		$110,944	$330,962		$341,262
Costs and expenses:
Cost of goods sold	84,841		87,059 (2)	261,704		273,590 (2)
Selling, general and administrative expenses	14,694		16,651	42,165		48,531
Research and development expenses	5,052		5,390	16,083		18,544
Restructuring and impairment charges	4,563		18,343	4,563		18,343

Operating earnings (loss)	(654)		(16,499)	6,447		(17,746)
Other expenses (income):
Interest expense	2,139		2,192	6,010		7,744
Other	(373)		(263)	(548)		(963)

Total other expenses	1,766		1,929	5,462		6,781

Earnings (loss) before income taxes	(2,420)		(18,428)	985		(24,527)
Income tax benefit	(8,494	)(1)	(4,607)	(7,643	)(1)	(6,132)

Net earnings (loss)	$6,074		$(13,821)	$8,628		$(18,395)

Net earnings (loss) per share:

Basic	$0.17		$(0.41)	$0.25		$(0.56)

Diluted	$0.17		$(0.41)	$0.25		$(0.56)

Cash dividends declared per share	$0.03		$0.03	$0.09		$0.09

Average common shares outstanding:
Basic	34,799		33,606	34,351		32,907
Diluted	35,352		33,606	34,729		32,907

(1)	Income tax benefit includes $7.9 million relating to the reversal of income tax reserves due to expiration of certain statutory limitations.
(2)

Cost of goods sold includes restructuring-related, one-time charges of $0.1 million and $1.3 million, for the three and nine-month periods ended September 29, 2002, respectively, consisting primarily of equipment relocation and other employee-related costs. The nine-month period ended September 29, 2002 also includes a one-time gain from a customer reimbursement of $3.1 million.

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	September 28, 2003	December 31, 2002*

	(UNAUDITED)
Cash and equivalents	$19,646	$9,225
Accounts receivable, net	62,812	63,802
Inventories, net	37,434	36,262
Other current assets	44,560	43,045

Total current assets	164,452	152,334

Property, plant and equipment, net	127,350	148,632
Other assets	191,171	189,066

Total Assets	$482,973	$490,032

Current maturities of long-term debt	$--	$28,350
Accounts payable	47,342	44,490
Other accrued liabilities	45,695	61,716

Total current liabilities	93,037	134,556

Long-term debt	81,000	67,000
Other obligations	23,384	23,456
Shareholders’ equity	285,552	265,020

Total Liabilities and Shareholders' Equity	$482,973	$490,032

*The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

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